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LONDON INVESTMENTS s.r.o.
I O: 25116151
registered office: Belohorska 161, Praha 6, represented by Mr. Martin Beck
(henceforth the Investor)

and

LMJ Casino Rozvadov a.s.,
I O: 64358267,
registered office: Folmava 66, Ceska Kubice, represented by the Chairman of the Board of Directors, Mr. Andrew Tottenham (henceforth the Operator)

and with the participation of

Atlantic Properties s.r.o.
I O: 64578038
registered office: Folmava 66, Ceska Kubice represented by the Managing Director, Mr. Andrew Tottenham,
(henceforth the Contract Participant)

hereby conclude on the day, month, and year as specified below this

                    Contract on the Tenth day of June 1999
                    --------------------------------------

                           (henceforth the Contract)

                                      1.

WHEREAS

a) the Contract Participant is the owner of lots no. 339/42 of 20 166 sq m, no. 339/73 of I 534 sq m and no. 5407 of 31 000 sq m (digitised: lots no. 339/47 of 9 000 sq m, no. 339/48 of 34 700 sq m, no. 339/49 of 9 000 sq m, no.
   339/50 of 9 320 sq m), all registered in Ownership Certificate no. 500 for the cadastral district of Chvalovice, Chvalovice municipality, Znojmo region, at the Land Register Office in Znojmo, on which the construction of the "Casino Hat" complex was approved by the valid Decision of the Construction Department of the Municipal Office in Znojmo, no. 723/97 from 22 December, ref. no. Vyst 7d 17291/97 Pv, and

b) the Operator owns a license granted by the Ministry of Finance of the CR on 5 November 1998, ref. no. 601/80168/98, permitting the operation of casino gaming in the Casino Ceska Kubice and Casino Rozvadov gaming centres, and WHEREAS he is hereby obliged to obtain a permission from the Ministry of Finance for the operation of gaming in the "Casino Hat" complex within 60 days from the issue of the Approval for Use of the complex, the contractual parties have agreed on the following:

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                                  II.

(1) The Investor is obliged to build at his own expense the Casino Hat complex (henceforth the Complex) on the land owned by the Contract Participant in accordance with the construction license within 12 months from the signature of this Contract, if the building is not completed within 12 months the operator has the right to invalidate this contract. With his signature, the secondary participant to this contract expressly agrees that the building to be build by the investor on his property shall become the exclusive property of the investor, and hereby authorizes the investor, following the building inspection, to register a deed title for the building at the Znojmo land registry. After the Approval for Use becomes legally valid according to valid legal regulations, the Investor is further obliged to lease the Complex to the Operator under the terms and conditions specified in this Contract.

(2) The contractual parties are aware that the approximate value of the Complex including all related expenses will amount to 1.4 mil. Euro.

(3) The detailed construction project specification of the Complex shall be governed by the relevant construction project documentation which is a Supplement to this Contract. The Investor is obliged to respect the requirement and wishes of the Operator in preparing the construction project and to consult the Operator regularly concerning the progress of the construction.

(4) The contractual parties shall co-operate with maximum effort, especially in the following:
        -- the Contract Participant shall guarantee access to the land, -- the owner shall submit all written documents as required by the
           Investor in connection with changes in the construction license, -- the Operator shall provide his own team for consultations on the
           Investor's proceeding for the purpose of the construction of a casino on the land,
        -- the Investor shall consult the Operator about his proceedings and submit all necessary written documents, and respect the ownership rights to the land.

The contractual parties are aware that the construction of the casino as specified in the construction project documentation depends on the approval by the relevant Construction Office.

(5) The Investor is obliged to equip the Complex with the following above all:

       -- complete paint coating of the internal walls,

       -- floor coverings,

       -- lighting - non gaming only

       -- gaming tables (6 tables for American roulette-tables with wheels-, 5 for blackjack) with seats - all other gaming equipment to be provided by the operator

       -- bar construction - seating and equipment to be provided by the operator

       -- construction of the room for the cash desk - security systems and furnishings to be provided by the operator

       -- closed circuit security cameras (according to valid legal regulations). Upgrades and modifications at the cost of the operator.

All this equipment, its type, colour and placement in the Complex, requires the approval by the Operator.


                                       III.

The Operator is obliged to equip the Complex with the following additional equipment above all:


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     -- kitchen equipment,

     -- slot machines, machine bases and signage,

     -- money-counting machines (for bank notes and coins),

     -- office equipment and furnishings,

     -- equipment for the cash office rooms and safes,

     -- construction of an entrance road with vertical and horizontal signs including advertisement notice boards,

     -- plus systems described in art. II of this Contract.

                                IV.

The contractual parties have agreed on a lease period of 10 (ten) years from date that the casino building is complete with all required building approvals.

                                V.

(1) The contractual parties have agreed on a monthly rent amount of 25000 Euro (twenty five thousand Euro) plus VAT. The rent is payable always by 7th of the month, to the account of the Investor no. 3282338002/3800 at HypoVereins Bank Cz A.S. Italaska 24, Praha 2.

(2) Beginning on the second year of validity of this Contract, the monthly rent for each following calendar year shall be adjusted by the actual inflation rate announced annually by the Central European Bank in Frankfurt am Main.

                                VI.

(1) At any time after the approval for use of the Complex as stated in IV, the Operator shall have the right to purchase the Complex with all its parts and accessories from the Investor, on the basis of a written offer delivered to the Investor, for the price specified below, but depending on the age of the Complex as increased by the inflation rate announced by the Central European Bank in Frankfurt am Main to be calculated from the year following the year when this Contract was signed:

     -- during the first year of the Contract..................1.8 mil. Euro

     -- during the second year after concluding the Contract...1.7 mil. Euro

     -- 3rd-10th year after the conclusion of this Contract.....1.6 mil. Euro

(2) The Investor is obligated to sign the relevant purchase contract drawn up by the Operator within 30 days from the delivery of the written offer as specified in Article VI. par. 1 of this Contract in favour of the investor and the investor is also obliged to sign the proposal for ownership rights and registration in favour of the operator.

                                VII.

(1) The Contract Participant and the Investor have agreed to the establishment of the right of lien to the lands owned by the Contract Participant as specified in Article I. a) of this Contract in favour of the Investor.

(2) The Investor hereby accepts this right of lien.

(3) This right of lien expires (i) upon the sale of the pledged land and the Complex built on the land to a third party, or (ii) upon the agreement of the contractual parties or (iii) by transfer of the Complex to the Operator according to Article VI. of this Contract.


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                                     VIII.

(1) If the Operator delays the payment of the rent to the Investor for more than 30 days, the Investor or the Pledgee has the right to sell the pledged land in the name of the Contract Participant at a public sale for the upset price of the pledged land, within 30 days.

(2) The Contract Participant, as the owner of the land, hereby expresses his explicit approval with this procedure and by his signature of this Contract authorizes the Investor to proceed accordingly.

(3) The Contract Participant further authorises the Investor to sign in the Contract Participant's name the proposal for ownership rights registration in favour of the new owner of the land.

(4) The Investor is entitled to deduct from the actual sale price of the developed land and building a total of 1.8 million Euro (regardless of which year under the Contract the sale took place), as well as all outstanding debts (including fines and sales costs) owed by the operator, and shall deposit the remaining sum from the purchase or sale price within three days of the sale of the property to the account of the secondary participant, acct. no. 123230359/5100 IPB Domazlice. In the event of late payment, the parties have agreed to a contract penalty of 0.05% per day.

(5) In the event, the option right of the Operator according to Article VI. of this contract expires.

                                     IX.

(1) The Operator is obliged to take good and proper care of the entrusted property, to maintain it in the state in which it was transferred to him (with the exception of the usual wear and tear) and to ensure that no damage is done to the property.

(2) If the property is damaged through the negligence of the Operator or persons employed by the Operator, the Operator shall be obliged to remove the damage at his own expenses as soon as possible.

                                     X.

(1) The Operator is obliged to insure the tangible assets against damage, loss, destruction as well as against any damage from third persons different from the Operator.

(2) The Operator hereby declares that he shall respect all hygienic, work and fire safety regulations, and carry out regular inspections and revisions of the entrusted assets according to valid legal norms. The Operator is obliged to pay all related expenses.

                                     XI.

The contractual parties have agreed that during the validity of this Contract the Operator shall pay all taxes and fees related to the Complex and to the land specified in Article I letter a) of this Contract.

                                     XII.

During the validity of this Contract, the Operator shall pay all expenses related to the operation of the Complex (as for example energy supplies, water supplies and sewage fees, telephone bills) directly to the suppliers of these services. Whenever this is not possible, the Investor or the Contract Participant shall re-invoice these expenses at their identical amount to the Operator, who is obliged to pay them by the deadline cited on the invoice.

                                     XIII.

(1) The contractual parties are obliged to proceed with due care and thoughtfulness in their negotiations with each other, with third persons and with state authorities, so that the purpose of this Contract, i.e. the operation of gaming in the Complex, is not threatened.

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(2) All mutual announcements, messages and other written documents provided by the contractual parties to each other are considered as confidential and may be disclosed to third parties only with the consent of the other contractual parties.

                                      XIV.

(1) This Contract has been concluded for a definite period of 10 (ten) years, from the date of the completion of the casino building and the granting of the required building approvals.

(2) After expiration of the ten-year Contract period either:

    a) the contracting parties will extend the validity of this Contract for another 10 years with no change in the Contract conditions, or

    b) the operator will purchase the building from the investor for an agreed to contractual price of 1.6 mil. Euro with the relevant adjustment for inflation according to art. V para. (2) of this Contract,

If neither (a) or (b) are agreed within 60 days of the conclusion of the contract then the land owned by the secondary participant and the building will be sold to a third party. In such case, the investor shall receive an identical sum from the sales price as given in point b) of this article of the Contract, while the remainder shall go to the secondary participant.

                                      XV.



(1) This Contract becomes valid and takes effect upon the date of signature of the authorized representatives of all contractual parties.

(2) The Contract becomes invalid and legally ineffective upon the day following the time period defined in article XIV par (1) of this contract with exception of advancement specifying in article XIV par (2) of this contract.

(3) If any provision of this Contract becomes invalid or unenforceable or is construed as illegal in any respect, the validity and enforceability of all other provisions of this Contract shall not be thereby affected.

(4) This Contract has been drawn up according to Czech law. In the event of any disputes between the contractual parties of this Contract, the contractual parties shall make every effort to settle such disputes by conciliation reached in mutual negotiations. If the negotiations are not successful, the disputes shall be settled by the relevant court.

(5) Any amendments and supplements to this Contract must be in the form of a written supplement to this Contract, signed by the authorised representatives of the contractual parties.

(6) This Contract has been drawn up in 4 copies, each valid as an original. Each contractual party shall receive 2 copies of this Contract.


LONDON INVESTMENTS has the right to transfer this contract to another company with the consent of the operators which will not be unreasonably withheld.



In London on 11th June 1999
   -------   ----------


/s/ Mark Beck               /s/ Andrew Tottenham     /s/ Andrew Tottenham
-------------------         --------------------     --------------------
Investor                     Operator                 Contract Participant


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